Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of QXO, Inc. for the registration of its common stock and the related joint Proxy Statement/Prospectus of QXO, Inc. and TopBuild Corp. and to the incorporation by reference therein of our report dated February 27, 2025, with respect to the consolidated financial statements of QXO Building Products, Inc. (formerly known as Beacon Roofing Supply, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 28, 2026